EXHIBIT (a)(5)(xvi)

FOR IMMEDIATE RELEASE

ICAHN EXTENDS TENDER OFFER FOR LIONS GATE COMMON SHARES

AND WAIVES MINIMUM TENDER CONDITION

New York, New York, June 1, 2010

Contact: Susan Gordon (212) 702-4309

Carl C. Icahn announced today that the offer by his affiliated entities to purchase up to all of the outstanding common shares of Lions Gate Entertainment Corp. for $7.00 per share in cash has been extended and will now expire at 8:00 p.m., New York City time, on June 16, 2010, unless extended or withdrawn. Mr. Icahn also announced that the offer has been amended to remove the condition that at least 36,985,976 Lions Gate common shares shall have been tendered under the offer. The offer is now for ANY AND ALL of Lions Gate’s outstanding common shares. All other terms and conditions of the tender offer remain unchanged.

Mr. Icahn stated: “At great expense to shareholders, Lions Gate’s board of directors attempted to derail our offer by implementing a “poison pill” that we believed was abusive of shareholder rights and violative of Canadian law. But for the application we brought before the British Columbia Securities Commission, the Board might have succeeded in this effort to deprive shareholders of the right to decide for themselves whether to sell their shares. As expected, the Commission agreed with our position and struck down the pill. The Board then decided unwisely to expend more shareholder funds appealing the Commission’s decision. However, again as expected, this appeal was ultimately dismissed by the British Columbia Court of Appeal.

Additionally, and perhaps more reprehensible, is the fact that the board has set up a trust to hold approximately $16 million in cash to fund severance obligations that would purportedly be due to members of senior management should their employment be terminated in connection with a “change in control”. The Icahn Group reserves all rights to challenge the propriety of the establishment of this trust as well as the propriety of the purported severance obligations and to bring any and all other claims that the Icahn Group may have against the board and management.

We continue to be concerned that the Board may engage in an inappropriate dilutive defensive acquisition or other transaction in an attempt to thwart our offer. We will not sit idly by if the Board attempts to employ inappropriate defensive tactics. We will challenge any proposed transaction that we perceive to be abusive of shareholder rights or otherwise disadvantageous to Lions Gate, and will seek to hold the directors personally liable for any breach of their fiduciary duty or actions which oppress Lions Gate shareholders or serve simply to entrench themselves. In addition, we will not hesitate to enforce our rights against any third party that attempts to tortiously interfere with our offer by entering into an inappropriate defensive transaction with Lions Gate.”

As of 11:00 a.m., New York City time, today, a total of approximately 4,680,735 common shares of Lions Gate were validly tendered and not withdrawn. The complete terms and conditions of the tender offer are set forth in the Offer to Purchase dated March 1, 2010, as amended by the Notice of Variation and Extension dated March 19, 2010, the Notice of Variation and Change in Information dated April 16, 2010, the Notice of Extension and Change in Information dated April 30, 2010, the Notice of Extension and Change in Information dated May 10, 2010, the Notice of Extension and Change in Information dated May 21, 2010 and the Notice of Variation and Extension dated June 1, 2010.

Shareholders with questions about the tender offer may call D.F. King & Co., Inc., the Information Agent, toll-free at 800-859-8511 (banks and brokers call 212-269-5550).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE OFFER DESCRIBED ABOVE. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE DATED MARCH 1, 2010, AS AMENDED, THAT THE ICAHN GROUP DISTRIBUTED TO HOLDERS OF COMMON SHARES AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) AS EXHIBITS TO ITS AMENDED SCHEDULE TO AND WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR. HOLDERS OF COMMON SHARES SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND ALL AMENDMENTS THERETO BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF COMMON SHARES MAY OBTAIN A FREE COPY OF THE AMENDED SCHEDULE TO, THE OFFER TO PURCHASE, THE AMENDMENTS THERETO AND OTHER DOCUMENTS THAT THE ICAHN GROUP WILL BE FILING (1) WITH THE SEC AT THE SEC’S WEB SITE AT WWW.SEC.GOV AND (2) WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR AT WWW.SEDAR.COM.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF LIONS GATE ENTERTAINMENT CORP. (“LIONS GATE”) FOR USE AT ITS ANNUAL GENERAL MEETING, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF LIONS GATE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV AND ON SEDAR AT WWW.SEDAR.COM. INFORMATION RELATING TO PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE AMENDED SCHEDULES TO FILED WITH THE SEC AND ON SEDAR ON MARCH 19, 2010 AND APRIL 16, 2010.